                                                                    EXHIBIT 12.1

                        EL PASO ENERGY PARTNERSHIP, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                             (DOLLARS IN THOUSANDS)



                                                                 FOR THE
                                                                   SIX
                                                                  MONTHS
                                                                  ENDED
                                                                 JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                                                                   2001       2000       1999      1998      1997         1996
                                                                 --------  --------   --------   --------   --------   --------

Earnings

   Pre-tax income (loss) from continuing operations              $ 24,817   $ 20,192   $ 18,382   $    275   $ (1,449)    37,891
   Minority interest in consolidated subsidiaries                     100         95        197         15         (7)       427
   Income from equity investees                                       344    (22,931)   (32,814)   (26,724)   (29,327)   (20,434)
                                                                 --------   --------   --------   --------   --------   --------

   Pre-tax income (loss) from continuing operations before minority interest in consolidated subsidiaries and income

     from equity investees                                         25,261     (2,644)   (14,235)   (26,434)   (30,783)    17,884

   Fixed charges                                                   26,126     51,184     37,336     21,330     15,883     17,939
   Distributed income of equity investees                          17,182     33,960     46,180     31,171     27,135     36,823
   Capitalized interest                                            (6,230)    (4,005)    (1,799)    (1,066)    (1,721)   (11,910)
   Minority interest in consolidated subsidiaries                    (100)       (95)      (197)       (15)         7       (427)
                                                                 --------   --------   --------   --------   --------   --------

            Totals earnings available for fixed charges          $ 62,239   $ 78,400   $ 67,285   $ 24,986   $ 10,521     60,309
                                                                 ========   ========   ========   ========   ========   ========

Fixed charges

   Interest and debt expense                                     $ 25,996   $ 51,077   $ 37,122   $ 21,308   $ 15,890     17,470
   Interest component of rent                                          30         12         17          7         --         42
   Minority interest in consolidated subsidiaries                     100         95        197         15         (7)       427
                                                                 --------   --------   --------   --------   --------   --------

            Total fixed charges                                  $ 26,126   $ 51,184   $ 37,336   $ 21,330   $ 15,883   $ 17,939
                                                                 ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges (1)                               2.38       1.53       1.80       1.17       - (2)      3.36
                                                                 ========   ========   ========   ========   ========   ========




(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2)   Earnings were inadequate to cover fixed charges by $5,362 for 1997.


      For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.